EXHIBIT 99.1

Contact:	ClearOne Communications, Inc.
Greg LeClaire
(801) 975-7200

CLEARONE REPORTS FISCAL 2008 FIRST QUARTER RESULTS

Salt Lake City, UT –October 29, 2007 – ClearOne Communications, Inc. (NASDAQ: CLRO) today reported financial results for the first quarter of fiscal 2008 ended September 30, 2007.

Revenue for the first three months of fiscal 2008 amounted to $9.4 million, the same as in the comparable prior year period.  Gross profit was $5.1 million, or 54% of revenues, for both the fiscal 2008 and 2007 first quarters.  Gross margin as a percentage of revenues in the fiscal 2008 first quarter decreased slightly compared with the two preceding quarters, due to an increase in the company’s reserve for inventory obsolescence required to account for slow-moving inventory and other manufacturing variances.

The company reported an operating loss for the fiscal 2008 first quarter of $1.1 million after estimating and establishing a $1.8 million accrual for a contingent liability.  This compares to operating income of $289,000 in the fiscal 2007 first quarter.  Net loss was $924,000, or $0.08 per share, compared to net income of $677,000, or $0.06 per diluted share, for the same period last year.

“Excluding the fiscal 2008 first quarter accrual for the contingent liability, the company would have reported an operating profit and improved bottom line performance compared with the prior year first quarter,” said Zee Hakimoglu, president, chief executive officer and chairman of ClearOne.  “This is due, in part, to our continued focus on enhancing operating efficiencies and managing expenses.”

In accordance with Statement of Financial Accounting Standards No. 5, Accounting for Contingencies, ClearOne accrued $1.8 million in its fiscal 2008 first quarter, representing the probable amount that as of the date of the financial statements could be reasonably estimated of its liability, through trial, associated with the advancement of funds related to indemnification agreements with two former officers.  As disclosed in July 2007, ClearOne was informed that two of its former officers have been indicted by the United States Attorney’s Office for the District of Utah.  The company has been advised that a trial date has been set for January 22, 2008.  ClearOne is cooperating fully with the U.S. Attorney’s office in this matter and has been advised that it is neither a target nor a subject of the investigation or indictment.

At September 30, 2007, the company had cash, cash equivalents, and marketable securities of $23.6 million and no long-term debt.

About ClearOne
ClearOne is a communications solutions company that develops and sells audio conferencing systems and other related products for audio, video, and web conferencing applications.  The reliability, flexibility, and performance of ClearOne’s comprehensive solutions create a natural communications environment, which saves organizations time and money by enabling more effective and efficient communication.  For more information, visit ClearOne’s website at www.clearone.com.

This release contains “forward-looking” statements that are based on present circumstances and on ClearOne’s predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated.  Such forward-looking statements, including statements regarding the company’s ability to successfully commercialize newer products and enter new markets, are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements.  Such forward-looking statements are made only as of the date of this release and ClearOne assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances.  Readers should not place undue reliance on these forward-looking statements.

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FINANCIAL TABLES FOLLOW

CLEARONE COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	(unaudited)	(audited)
	September 30,	June 30,
	2007	2007
ASSETS
Current assets:
Cash and cash equivalents	$2,506	$2,782
Marketable securities	21,102	19,871
Accounts receivable, net of allowance for doubtful accounts of $56 and $54, respectively	8,053	8,025
Note Receivable	166	163
Inventories, net	7,490	7,263
Income tax receivable	326	0
Deferred income taxes	122	0
Prepaid expenses	336	213
Total current assets	40,101	38,317

Property and equipment, net	2,619	2,694
Note Receiveable - long-term	0	43
Other assets	9	9
Total assets	$42,729	$41,063

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,198	$1,745
Accrued taxes	0	660
Accrued liabilities	3,411	1,874
Deferred product revenue	5,875	4,872
Total current liabilities	11,484	9,151

Deferred rent	816	855
Deferred income taxes, net	122	0
Other long-term liabilities	958	619
Total liabilities	13,380	10,625

Total shareholders' equity	29,349	30,438
Total liabilities and shareholders' equity	$42,729	$41,063

CLEARONE COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of dollars, except per share amounts)
(unaudited)

	Three Months Ended September 30,
	2007	2006

Revenue	$9,442	$9,411
Cost of goods sold	4,299	4,316
Gross profit	5,143	5,095

Operating expenses:
Marketing and selling	1,601	1,918
Research and product development	1,756	2,079
General and administrative	2,895	809
Total operating expenses	6,252	4,806

Operating income (loss)	(1,109)	289

Total other income, net	341	332

Income (loss) from continuing operations before income taxes	(768)	621
(Provision) benefit for income taxes	(171)	19
Income (loss) from continuing operations	(939)	640

Income from discontinued operations	15	37

Net income (loss)	$(924)	$677

Basic earnings (loss) per common share	$(0.08)	$0.06
Diluted earnings (loss) per common share	$(0.08)	$0.06

Basic weighted average shares outstanding	10,961,256	12,184,849
Diluted weighted average shares outstanding	11,072,565	12,231,744